Exhibit 99.2

Offerpad. LETTER TO SHAREHOLDERS Q1 | 2023

Q1 2023 RESULTS REVENUE $609.6M GROSS PROFIT $7.3M or 1.2% HOMES SOLD 1,609 HOMES ACQUIRED 364 MOVE FREELY America Surpassed $10 billion in lifetime aggregate revenue Acquisition volume has increased each month in 2023 Operating expense decreased 9% quarter over quarter 2 | Q1 2023

Offerpad. OUR MISSION PROVIDE YOUR BEST WAY TO BUY AND SELL A HOME. PERIOD. 04 Welcome to Offerpad 05 Letter to Shareholders 06 Investment Highlights 07 Customer Feedback 08 Business Highlights 09 Financial Results Summary 11 Second Quarter 2023 Outlook 12 Appendix 3 | Q1 2023

WELCOME TO OFFERPAD HOW ARE WE DIFFERENT? 1 Providing Solutions for All Things Home We are offering services to meet homeowners’ needs beyond just buying and selling. 2 Offering Customizable Options With multiple service offerings to choose from, homeowners can create customizable solutions to best meet their needs. 3 Building Sustainable Growth Our focus is on growing in a responsible and disciplined manner that balances our goal of increasing market share with achieving long-term sustainable profitability. 4 Utilizing Industry Expertise Our real estate experts provide deep, local real estate expertise to ensure we are accounting for the unique market conditions in each location to optimize performance. 5 Adding Value Through Renovations Our renovations team can navigate both less traditional and larger renovation projects, expanding our customer base and adding value to each home. 6 Applying Flexibility We use real time market data and sentiment to anticipate and integrate changes in market conditions into our model. Our agility and flexibility mitigate external risk factors. Offerpad. sold 4 | Q1 2023

DEAR SHAREHOLDERS, As we continue navigating a challenging housing market, our commitment to building a one-stop solution center remains unchanged. While the last three quarters have tested the real estate industry, we acted decisively to position Offerpad to serve our customers and build an extensive, thriving business over time. On our last earnings call in late February, I noted that at that time less than 225 homes purchased before September 1 remained in our inventory active on the market. I’m pleased to report we have now put under contract or sold nearly all our pre-September 1 inventory. We have turned the page on this cohort of homes, and the economic impact going forward is expected to be immaterial. In the first quarter, we reduced our operating expenses by 9% over the previous quarter. We recently initiated further headcount reductions that we expect will result in an additional $9 million of annual savings. With existing home sales transactions down substantially year-over-year, we needed to right size the business for current volumes. With our reduced cost structure, we believe that we can achieve positive Adjusted EBITDA at approximately 500 acquisitions per month, made up of a combination of Express cash offer and Direct + sales by year end. With the capital raise we completed in January, and a cost structure consistent with transaction volumes, we are prepared to perform through this period where transaction volume in the broader residential market remains below average as a result of the affordability challenge. There is plenty of upside if the broader market accelerates; however, our plan is not dependent on market acceleration. On the product front, our core cash offer is foundational to everything we do. Consumers come to us because they need help selling their home. At first, we could only help if we were able to buy that home from them ourselves. Next, we added our listing service, providing new ways to work with our customer if the cash offer isn’t right for them. Now we’ve added our Direct+ offering where we help our investor partners buy homes for their portfolios. This allows us to make more offers to more customers, expanding the number of ways we can serve them. Each new product gets us closer to our vision of a one stop solution center. In closing, I remain excited about our opportunity to change the way real estate transacts. I believe we have the right cost structure, right financing, and right products to succeed in any environment by offering our customers their best way to buy and sell a home. Period. Brian Bair | Chairman and CEO 5 | Q1 2023

INVESTMENT HIGHLIGHTS Large Addressable Market Offerpad operates in the residential real estate industry with a Total Addressable Market of approximately $2.3T. Focused Business Model Offerpad is focused on responsible, long-term growth powered by our real estate expertise and advanced, proprietary algorithms that help optimize each transaction. Competitive Differentiation Offerpad’s suite of real estate services provides customizable options to meet each customer’s needs. Attractive Growth Profile Offerpad’s growth is fueled by increasing our existing market penetration and the rollout of additional ancillary services that create diversified revenue streams and increase the value proposition for our shareholders. AWESOME DIFFERENT 6 | Q1 2023

9 OUT OF 10 WOULD RECOMMEND TO A FRIEND* +63 NET PROMOTER SCORE* “Quick and efficient” Sharon in Florida “Fair, kind, knowledgeable” Jose & Tonya in Florida 92% CUSTOMER SATISFACTION* “The entire process was stress free” Victoria and Charles in Georgia * Based on survey of approximately 140 customers who sold their home to Offerpad in Q1 2023. 7 | Q1 2023

BUSINESS HIGHLIGHTS Expanding Business-to Business Services Creating New Revenue Source Now, other homeowners and businesses can utilize Offerpad’s renovation department to update their portfolio of homes for rent or to sell. During the first quarter, several new businesses started using our renovation services. Approximately 225 projects completed under the renovation as a service business model in Q1 2023 This fee-based service leverages Offerpad’s existing infrastructure and strengths to diversify its revenue streams. Building New Partnerships to Serve More Customers Offerpad’s Direct + program allows other investor partners to purchase homes directly from the homeowner, seamlessly matching buyers with sellers. This program is expected to allow Offerpad to submit a wider range of offers and help more homeowners sell. 8 | Q1 2023

Q1 2023 FINANCIAL RESULTS SUMMARY Compared with Q4 2022 Revenue decreased 10% to $609.6M Acquired 364 homes, a decrease of 32% Sold 1,609 homes, a decrease of 14% Gross profit (loss) increased from ($44,860) to $7.3M1 Net loss improved from ($121.1M) to ($59.4M)1 Net loss includes a $0.4M non-cash charge in Q1 2023 and a $3.4 million non-cash credit in Q4 2022 to mark to market the Warrant Liability Adjusted EBITDA improved from ($103.7M) to ($44.8)M1 Gross profit (loss) per home sold improved from ($24,100) to $4,500 Contribution loss after interest per home sold decreased from ($32,800) to ($46,900) 1 Includes $7.3 million charge in Q1 2023 and $44.1 million charge in Q4 2022 for inventory valuation adjustment Live, Lavgh, Offerpad. 9 | Q1 2023

Offerpad

TOTAL REVENUE ($M)



$1,374
$1,080
$822
$677
$610
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23

RETURNS PER HOME SOLD



Gross Profit per Home Sold
Contribution Profit After Interest Per Home Sold
$50K
$40K
$30K
$20K
$10K
$0K
-$10K
-$20K
-$30K
-$40K
-$50K
-$60K
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23

NET INCOME (LOSS), ADJ. NET INCOME (LOSS) & ADJ. EBITDA ($M)



$50.5
$35.3
$41.0
$11.6
$13.8
($1.0)
($64.3)
($80.0)
($82.0)
($103.7)
($121.1)
($124.5)
($44.8)
($59.4)
($59.1)
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Net Income
Adj Net Income
Adj EBITDA
Net Income (Loss)
Adj. Net Income (Loss)
Adj. EBITDA

See page 19 for a reconciliation to the most directly comparable GAAP measure and additional information.

10 | Q1 2023

SECOND QUARTER 2023 OUTLOOK HOMES SOLD 400 – 550 REVENUE $140M – $200M ADJUSTED EBITDA1 ($25)M – ($40)M 1 See Non-GAAP financial measures on page 16 for an explanation of why a reconciliation of this guidance cannot be provided. 11 | Q1 2023

APPENDIX Forward-Looking Statements Certain statements in this shareholder letter may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Offerpad’s future financial or operating performance. For example, statements regarding Offerpad’s financial outlook, and expectations regarding profitability and anticipated market conditions in the industry in which Offerpad operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, Offerpad’s ability to respond to general economic conditions; the health of the U.S. residential real estate industry; Offerpad’s ability to grow market share in its existing markets or any new markets it may enter; Offerpad’s ability to manage its growth effectively; Offerpad’s ability to accurately value and manage inventory, and to maintain an adequate and desirable supply of inventory; Offerpad’s ability to successfully launch new product and service offerings, and to manage, develop and refine its technology platform; Offerpad’s ability to maintain and enhance its products and brand, and to attract customers; Offerpad’s ability to achieve and maintain profitability in the future; the success of strategic relationships with third parties; and Offerpad’s failure to meet the New York Stock Exchange’s continued listing standards. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 28, 2023, and our other reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Offerpad and its management, are inherently uncertain. Nothing in this shareholder letter should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Offerpad undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. 12 | Q1 2023

OFFERPAD SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data) (Unaudited)	2023	2022
Revenue	$609,579	$1,373,837
Cost of revenue	602,294	1,241,695

Gross profit	7,285	132,142

Operating expenses:
Sales, marketing and operating	42,351	69,888
General and administrative	14,479	14,657
Technology and development	2,241	3,182

Total operating expenses	59,071	87,727

(Loss) income from operations	(51,786)	44,415
Other income (expense):
Change in fair value of warrant liabilities	(389)	5,664
Interest expense	(7,432)	(7,196)
Other income, net	282	4

Total other expense	(7,539)	(1,528)

(Loss) income before income taxes	(59,325)	42,887
Income tax expense	(122)	(1,899)

Net (loss) income	$(59,447)	$40,988

Net (loss) income per share, basic	$(0.17)	$0.17

Net (loss) income per share, diluted	$(0.17)	$0.16

Weighted average common shares outstanding, basic	354,936	240,120

Weighted average common shares outstanding, diluted	354,936	259,607

13 | Q1 2023

OFFERPAD SOLUTIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except par value per share) (Unaudited)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$107,733	$97,241
Restricted cash	35,214	43,058
Accounts receivable	2,404	2,350
Inventory	172,651	664,697
Prepaid expenses and other current assets	9,712	6,833

Total current assets	327,714	814,179
Property and equipment, net	5,067	5,194
Other non-current assets	5,171	5,696

TOTAL ASSETS	$337,952	$825,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,419	$4,647
Accrued and other current liabilities	20,771	28,252
Secured credit facilities and other debt, net	128,843	605,889
Secured credit facilities and other debt - related party	26,380	60,176

Total current liabilities	180,413	698,964
Warrant liabilities	928	539
Other long-term liabilities	3,110	3,689

Total liabilities	184,451	703,192

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.0001 par value; 2,000,000 shares authorized; 382,798 and 232,379 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	38	23
Class B common stock, $0.0001 par value; 20,000 shares authorized; 14,816 shares issued and outstanding as of March 31, 2023 and December 31, 2022	2	2
Additional paid in capital	493,577	402,521
Accumulated deficit	(340,116)	(280,669)

Total stockholders’ equity	153,501	121,877

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,952	$825,069

14 | Q1 2023

OFFERPAD SOLUTIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
($ in thousands) (Unaudited)	2023	2022
Cash flows from operating activities:
Net (loss) income	$(59,447)	$40,988
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	202	119
Amortization of debt financing costs	894	717
Inventory valuation adjustment	7,285	981
Stock-based compensation	1,843	1,628
Change in fair value of warrant liabilities	389	(5,664)
Change in fair value of derivative instrument	568	—
Changes in operating assets and liabilities:
Accounts receivable	(54)	(15,631)
Inventory	484,761	260,079
Prepaid expenses and other assets	(1,710)	(2,488)
Accounts payable	(228)	2,238
Accrued and other liabilities	(8,060)	(3,140)

Net cash provided by operating activities	426,443	279,827

Cash flows from investing activities:
Purchases of property and equipment	(75)	(381)
Purchase of derivative instrument	(1,212)	—

Net cash used in investing activities	(1,287)	(381)

Cash flows from financing activities:
Borrowings from credit facilities and other debt	186,391	892,836
Repayments of credit facilities and other debt	(700,635)	(1,134,164)
Payment of debt financing costs	(23)	(35)
Borrowings from warehouse lending facility	8,188	—
Repayments of warehouse lending facility	(5,657)	—
Proceeds from issuance of pre-funded warrants	90,000	—
Proceeds from exercise of pre-funded warrants	11	—
Issuance cost of pre-funded warrants	(784)	—
Proceeds from exercise of stock options	49	3,242
Payments for taxes related to stock-based awards	(48)	—

Net cash used in financing activities	(422,508)	(238,121)

Net change in cash, cash equivalents and restricted cash	2,648	41,325
Cash, cash equivalents and restricted cash, beginning of period	140,299	194,433

Cash, cash equivalents and restricted cash, end of period	$142,947	$235,758

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
Cash and cash equivalents	$107,733	$198,167
Restricted cash	35,214	37,591

Total cash, cash equivalents and restricted cash	$142,947	$235,758

Supplemental disclosure of cash flow information:
Cash payments for interest	$11,064	$10,537

15 | Q1 2023

Non-GAAP Financial Measures

In addition to our results of operations above, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income.

We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries. We have not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted net income (loss) or Contribution Profit After Interest to Gross profit within this shareholder letter because we are unable to calculate certain reconciling items without making unreasonable efforts. With respect to Adjusted EBITDA, these items include, but are not limited to, stock-based compensation with respect to future grants and forfeitures, and with respect to Contribution Profit After Interest, these items include, but are not limited to, inventory valuation adjustments, inventory sales timing or product mix, which could materially affect the computation of forward-looking net income (loss) and Gross Profit, respectively, and are inherently uncertain and depend on various factors, some of which are outside of our control.

Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)

To provide investors with additional information regarding our margins, we have included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across our markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period.

Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period.

Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.

16 | Q1 2023

Adjusted Gross Profit / Margin

We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory valuation adjustment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net inventory valuation adjustment is calculated by adding back the inventory valuation adjustment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory valuation adjustment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.

Contribution Profit / Margin

We calculate Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income, net which is primarily comprised of interest income earned on our cash and cash equivalents and fair value adjustments of derivative financial instruments. The composition of our holding costs is described in the footnotes to the reconciliation table below. We define Contribution Margin as Contribution Profit as a percentage of revenue.

We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort.

Contribution Profit / Margin After Interest

We define Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under our senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Our senior and mezzanine secured credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. We define Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.

We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

17 | Q1 2023

The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
(in thousands, except percentages and homes sold, unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Gross (loss) profit	$7,285	$(44,860)	$2,159	$92,981	$132,142
Gross margin	1.2%	-6.6%	0.3%	8.6%	9.6%
Homes sold	1,609	1,865	2,280	2,888	3,602
Gross (loss) profit per home sold	4.5	(24.1)	0.9	32.2	36.7
Adjustments:
Inventory valuation adjustment - current period	7,285	44,075	27,529	20,995	434
Inventory valuation adjustment - prior period	(51,515)	(25,469)	(8,955)	(287)	(1,114)
Interest expense capitalized	4,677	3,081	2,508	2,793	4,278

Adjusted gross (loss) profit	(32,268)	(23,173)	23,241	116,482	135,740
Adjusted gross margin	-5.3%	-3.4%	2.8%	10.8%	9.9%
Adjustments:
Direct selling costs	(18,061)	(20,584)	(21,419)	(23,524)	(31,854)
Holding costs on sales - current period	(1,248)	(1,251)	(1,765)	(1,293)	(1,991)
Holding costs on sales - prior period	(1,886)	(1,209)	(405)	(526)	(819)
Other income, net	282	861	643	24	4

Contribution (loss) profit	(53,181)	(45,356)	295	91,163	101,080
Contribution margin	-8.7%	-6.7%	0.0%	8.4%	7.4%
Homes sold	1,609	1,865	2,280	2,888	3,602
Contribution (loss) profit per home sold	(33.1)	(24.3)	0.1	31.6	28.1
Adjustments:
Interest expense capitalized	(4,677)	(3,081)	(2,508)	(2,793)	(4,278)
Interest expense on homes sold - current period	(5,498)	(5,858)	(5,707)	(4,115)	(5,312)
Interest expense on homes sold - prior period	(12,032)	(6,943)	(2,382)	(1,999)	(3,443)

Contribution (loss) profit after interest	(75,388)	(61,238)	(10,301)	82,256	88,047
Contribution margin after interest	-12.4%	-9.0%	-1.3%	7.6%	6.4%
Homes sold	1,609	1,865	2,280	2,888	3,602
Contribution (loss) profit after interest per home sold	(46.9)	(32.8)	(4.5)	28.5	24.4

18 | Q1 2023

Adjusted Net (Loss) Income and Adjusted EBITDA

We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures, which our management team uses to assess our underlying financial performance. We believe these measures provide insight into period over period performance, adjusted for non-recurring or non-cash items.

We calculate Adjusted Net Income (Loss) as GAAP Net Income (Loss) adjusted for the change in fair value of warrant liabilities. We define Adjusted Net Income (Loss) Margin as Adjusted Net Income (Loss) as a percentage of revenue.

We calculate Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for interest expense, amortization of capitalized interest, taxes, depreciation and amortization and stock-based compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental to our operating performance measures calculated in accordance with GAAP and have important limitations. For example, Adjusted Net Income (Loss) and Adjusted EBITDA exclude the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of our Adjusted Net Income (Loss) and Adjusted EBITDA to our GAAP Net Income (Loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
(in thousands, except percentages, unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net (loss) income (GAAP)	$(59,447)	$(121,137)	$(80,022)	$11,558	$40,988
Change in fair value of warrant liabilities	389	(3,360)	(1,961)	(12,537)	(5,664)

Adjusted net (loss) income	$(59,058)	$(124,497)	$(81,983)	$(979)	$35,324
Adjusted net (loss) income margin	(9.7%)	(18.4%)	(10.0%)	(0.1%)	2.6%
Adjustments:
Interest expense	7,432	15,135	15,889	7,771	7,196
Amortization of capitalized interest (1)	4,677	3,081	2,508	2,793	4,278
Income tax expense	122	324	(3,474)	1,610	1,899
Depreciation and amortization	202	258	515	130	119
Amortization of stock-based compensation	1,843	2,014	2,265	2,400	1,628

Adjusted EBITDA	(44,782)	(103,685)	(64,280)	13,725	50,444
Adjusted EBITDA margin	(7.3%)	(15.3%)	(7.8%)	1.3%	3.7%

(1)

Amortization of capitalized interest represents all interest related costs, including senior and mezzanine interest related costs, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

19 | Q1 2023

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